EXHIBIT 10.5

AMENDED AND RESTATED SERVICE AGREEMENT

THIS AMENDED AND RESTATED SERVICE AGREEMENT (“Agreement”) is executed as of this 20th day of January, 2010, by and between CNL Capital Markets Corp. (“CCM” or “Servicer”), a wholly owned subsidiary of CNL Financial Group, Inc., Macquarie CNL Global Income Trust, Inc. (“Customer”), and Macquarie CNL Global Income Advisors, LLC (the “Advisor”).

WITNESSETH

WHEREAS, Customer intends to offer securities through a public offering pursuant to a registration statement on Form S-11 and related prospectus (collectively, the “Registration Statement”) under the Securities Act of 1933 and intends to have a class of securities registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or the Customer may offer securities pursuant to an exemption from registration under the Securities Act of 1933;

WHEREAS, Customer retained CCM to act as an agent on its behalf to provide services set forth herein pursuant to the Service Agreement entered into by Customer and CCM (the “Original Agreement”) dated April 7, 2009 (the “Effective Date”); and

WHEREAS, this Agreement is being executed by Customer and CCM to reflect the name change of Customer and the Advisor, and, except for such name changes, the provisions of the Original Agreement are reproduced herein and remain in full force and effect as of the Effective Date.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements herein made, the parties do hereby agree as follows:

I.	Appointment and Services of CCM

A.        Customer hereby appoints CCM to act as an agent on its behalf, to negotiate and execute a Transfer Agency and Service Agreement (the “Master Agreement”) with a duly registered transfer agent, to negotiate and execute the FAN Services Agreement with DST Systems, Inc., (the “DST Agreement”) and to perform such other services set forth in Exhibit A attached hereto, as amended from time to time (the “Services”), for and on behalf of Customer upon and subject to the terms and conditions of this Agreement. The Customer also acknowledges and accepts the terms and fees associated with any services agreement (other than the Master Agreement which requires prior Customer approval) CCM negotiates and executes on behalf of the Customer. CCM hereby accepts the appointment as agent and agrees to perform the Services in accordance with the terms and conditions hereinafter set forth. Customer acknowledges that CCM is not a registered transfer agent under 17A(c) of the Securities Exchange Act of 1934 and is not acting as a fiduciary or in the capacity of a transfer agent in connection with performing the Services for Customer.

B.        Changes to Exhibit A shall be effective upon CCM, Customer and the Advisor (collectively, the “Parties”) agreeing in writing to an amended Exhibit A, setting forth the new or revised Services to be provided to Customer by CCM. Such amended Exhibit A shall be signed by an authorized representative of each of CCM, Customer and the Advisor and appended to this Agreement as Amended Exhibit A.

C.        CCM shall undertake the Services pursuant to Customer’s policies and procedures applicable to such Services. The personnel provided by Servicer to perform the Services shall have the appropriate technical and other skills to enable them to perform their duties hereunder.

D.        CCM shall, with the approval of Customer, determine the levels and priorities for the Services set forth in Exhibit A and CCM shall use due diligence in performing those Services within a reasonable time. Unless the Parties agree otherwise, CCM will utilize the same standard of care in performing the Services for or on behalf of Customer hereunder as would be reasonable and customary for the industry if such Services were performed for a third-party. CCM shall not be liable for damages, loss of data, delays, errors, claims or losses by reason of circumstances beyond its reasonable control, except as described herein.

E.        In the event an investor, broker-dealer or financial advisor contacts CCM’s customer service division regarding any of the issues set forth in Exhibit B attached hereto, CCM’s customer service representatives shall refer such investor, broker-dealer or financial advisor to an officer of the Advisor for the resolution of such issue(s).

F.        Customer hereby agrees that CCM shall have full discretion to engage subcontractors and third-party service providers to perform, and assist CCM with the performance of, any and all of its obligations under this Agreement.

G.        It is intended that CCM be deemed an independent service provider and that no employment relationship shall be created between Customer on the one hand and CCM or CCM’s employees, agents or subcontractors on the other hand.

H.        Nothing in this Agreement shall in any way be deemed to restrict the right of CCM to perform services for any other person or entity, and the performance of such services for others will not be deemed to violate or give rise to any duty or obligation to Customer or any investor not specifically undertaken by CCM hereunder.

II.	Responsibilities of Customer

A.        Customer agrees to use reasonable efforts to provide CCM (1) advance written notice in the event that there are any administrative changes to Customer’s governing documents or business practices which changes would have an impact on the Services provided pursuant to this Agreement, including changes to Customer’s dividend reinvestment plan, automatic purchase plan, redemption plan, commissions and fees (including discounts) paid on sales of shares, share price, investor suitability standards, the states where shares are offered, distribution rates or declaration and payable dates, introduction of new securities offerings, and changes in business practices pertaining to certification of shares, book entry, electronic delivery of information to stockholders, and (2) prompt notice of Customer’s filing of a Registration Statement with the Securities and Exchange Commission, and amendments thereto, that affect the Services provided by CCM pursuant to this Agreement.

B.        Customer agrees to use reasonably diligent efforts to ensure that Customer abides by all applicable provisions of Customer’s governing instruments, as the same may be amended.

III.	Pricing

A.        Initial Pricing

In consideration of Servicer’s agreement to provide the Services, Customer agrees to pay Servicer according to the fee schedule set forth on Exhibit C, attached hereto, as it may be amended from time to time pursuant to Section II. B. of this Agreement. Additionally, Customer agrees to pay any fees due under the DST Agreement, the Master Agreement and any other agreements for Services as provided in Section I. A. to the extent such additional fees have received prior approval of Customer.

B.        Subsequent Pricing

On the first anniversary of the Effective Date of this Agreement and each year thereafter, the fee schedule set forth on Exhibit C shall be subject to review by Customer, CCM and the Advisor and shall be adjusted upon the approval of Customer’s board of directors, including a majority of its independent directors, CCM and the Advisor. Changes to the fee schedule shall be effective upon such approval in writing and an amendment to Exhibit C shall be attached as Amended Exhibit C to this Agreement. Notwithstanding the foregoing, each succeeding year following the first anniversary of the Effective Date of this Agreement, the fee schedule shall be adjusted at a minimum to an amount equal to the current fees paid by Customer for the Services increased by the percentage increase for the twelve-month period of the previous calendar year of the CPI-W (defined below), or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, reasonably acceptable to the Parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

IV.	Maintenance and Inspection of Records

Servicer shall maintain accurate and complete books, accounts and records of its operations necessary for purposes of this Agreement, including those needed to support the amounts of fees set forth on all invoices. Customer shall have the right to examine the applicable portion of such books, accounts and records at any reasonable time or times for the sole purpose of verifying the payments required to be made by it hereunder.

V.	Confidentiality of Records

As used herein, “Customer Data” means all information and facts owned by the Customer or collected on behalf of the Customer, including, without limitation, any technical, business or investor information, in any form, format or medium (including, without limitation, all interrelated, unique data items or records in one or more computer files). Servicer (and its nominees or subcontractors or third-party service providers) shall keep confidential any Customer Data it receives, maintains, processes or otherwise accesses while providing services and will use such Customer Data solely for performing its obligations under this Agreement. Servicer will not release Customer Data except as may be required by applicable law or with the consent of Customer.

Customer will provide Servicer with such information as Servicer may reasonably require in order to comply with its duties under this Agreement. Servicer will maintain such reports and records as Customer may reasonably require and for such length of time as set forth by Customer’s record retention policies.

All records, data files, material, reports and other data received pursuant to this Agreement are the property of Customer, are confidential and will be delivered upon Customer’s demand to Customer at Customer’s expense.

Notwithstanding anything to the contrary in this Agreement, Servicer may disclose this Agreement and any amendments, terminations and renewals thereof to third party due diligence firms and their broker-dealer clients as Servicer deems appropriate to facilitate the review of Customer’s offerings in connection with the sale thereof or as may be required by applicable laws, rules and regulations.

VI.	Limitation of Liability; Indemnification

A.	Limitation of Liability of CCM

1.        CCM shall not be liable to Customer and/or the Advisor for any Losses (as defined in Section VI. B.) or action taken or omitted or for any loss or injury resulting from its (or its nominees or subcontractors) actions or its (or its nominees’, subcontractors’ or third-party service providers’) performance or lack of performance of their respective duties hereunder in the absence of gross negligence or willful misconduct on their respective part. In no event shall CCM be liable to Customer, the Advisor, any investor, or any third party (i) for acting in accordance with Customer instructions or instructions from any entity reasonably believed by CCM to be an agent of Customer; (ii) for special, consequential or punitive damages; (iii) for the acts or omissions of its correspondents, designees, agents, subagents; (iv) any Losses (as defined in Section VI. B.) due to forces beyond the reasonable control of CCM, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; or (v) for any violation or alleged violation of any federal securities law or any “blue sky” or state securities law.

With respect to any and all Losses howsoever arising from or in connection with this Agreement or the performance of CCM’s (or its nominees’, subcontractors’ or third-party service providers’) duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to CCM’s performance hereunder, CCM’s sole responsibility and aggregate liability to Customer and/or the Advisor shall not exceed the amount of fees paid by Customer to CCM (exclusive of costs and expenses incurred by CCM) pursuant to Section III of this Agreement.

2.        Notwithstanding any provisions of this Agreement to the contrary, CCM shall be under no duty or obligation to inquire into, and shall not be liable for:

i.

The legality of the issue, sale or transfer of any securities, the sufficiency of the amount to be received in connection therewith, or the authority of Customer to request such issuance, sale or transfer;

ii.	The legality of the purchase of any securities, the sufficiency of the amount to be paid in connection therewith, or the authority of Customer to request such purchase;

iii.	The legality of the declaration of any dividend by Customer, or the legality of the issue of any securities in payment of any stock dividend; or

iv.	The legality of any recapitalization or readjustment of the securities.

B.	Indemnity

1.        Customer shall indemnify CCM (and its nominees or subcontractors) and hold them harmless from and against any and all claims, losses, liabilities, damages or expenses (including attorneys’ fees and expenses) (collectively referred to herein as “Losses”) howsoever arising from or in connection with this Agreement or the performance of their duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to CCM’s performance hereunder, provided, however, that (i) CCM has determined, in good faith, that the course of conduct which caused the Losses was in the best interest of Customer, (ii) CCM was acting on behalf of or performing the Services for Customer, and (iii) such Losses were not the result of CCM’s (or its nominees or subcontractors) negligence or misconduct. Any indemnification of CCM may be made only out of the net assets of Customer and not from the stockholders of Customer.

2.        Subject to the limitation of liability set forth in Section VI. A. 1. above, CCM shall indemnify Customer and hold it harmless from Losses arising out of or attributed to any action or failure or omission to act by CCM (and its nominees or subcontractors or third-party service providers) as a result of CCM’s lack of good faith, gross negligence or willful misconduct.

C.	Third Party Information

CCM shall have no responsibility for the accuracy of any information that has been provided by or obtained from third parties.

D.	Trustee or Fiduciary

Nothing contained herein shall cause CCM to be deemed a trustee or fiduciary for or on behalf of Customer, any investor, or any other person. The Services provided by CCM hereunder are in addition to the services provided by CCM under any other agreement between the Parties.

E.	Disclosure of Information

CCM is authorized to disclose information concerning Customer and investors to its affiliates and to providers of services as may be necessary in connection with the administration of or performance of this Agreement and to its regulators, its internal and external auditors, accountants and counsel, and to any other person or entity when advised by counsel that it may be liable for a failure to do so. In such event, notice will be given to Customer simultaneously with such disclosure.

VII.	Representations and Warranties

A.          CCM hereby represents and warrants during the full term of this Agreement, that:

1.        It is duly organized and validly existing under the laws of Florida with full power and authority to conduct its business.

2.        It has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by CCM has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of CCM, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. CCM is not in violation of its articles of incorporation or bylaws or in default under any agreement or instrument the effect of which violation or default would be material to CCM. None of: (i) the execution and delivery by CCM of this Agreement; (ii) the consummation by CCM of any of the transactions herein or therein contemplated; and (iii) the compliance by CCM with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of CCM or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any agreement or instrument to which CCM is a party or by which it is bound or, to the knowledge of CCM, any statute, order or regulation applicable to CCM of any court, regulatory body, administrative agency or governmental body having jurisdiction over CCM. CCM is not a party to, bound by or in breach or violation of any agreement or instrument or, to the knowledge of CCM, subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect: (i) the ability of CCM to perform its obligations under this Agreement; or (ii) the business, operations, financial conditions, properties or assets of CCM.

3.        There are no actions or proceedings against, or investigations of, CCM pending or, to the knowledge of CCM, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by CCM of its obligations under, or the validity or enforceability of, this Agreement.

4.        It will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

B.          Customer hereby represents and warrants during the full term of this Agreement, that:

1.        It is duly organized and validly existing under the laws of Maryland with full power and authority to conduct its business.

2.        It has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by Customer has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of Customer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. Customer is not in violation of its articles of incorporation or bylaws or in default under any agreement or instrument the effect of which violation or default would be material to Customer. None of: (i) the execution and delivery by Customer of this Agreement; (ii) the consummation by Customer of any of the transactions herein or therein contemplated; and (iii) the compliance by Customer with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of Customer or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any agreement or instrument to which Customer is a party or by which it is bound or, to the knowledge of Customer, any statute, order or regulation applicable to Customer of any court, regulatory body, administrative agency or governmental body having jurisdiction over Customer. Customer is not a party to, bound by or in breach or violation of any agreement or instrument or, to the knowledge of Customer, subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect: (i) the ability of Customer to perform its obligations under this Agreement; or (ii) the business, operations, financial conditions, properties or assets of Customer.

3.        There are no actions or proceedings against, or investigations of, Customer pending or, to the knowledge of Customer, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by Customer of its obligations under, or the validity or enforceability of, this Agreement.

4.        Customer will use its best efforts to prevent it from being classified as an “investment company” or under the control of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

C.          The Advisor hereby represents and warrants during the full term of this Agreement, that:

1.        It is duly organized and validly existing under the laws of Delaware with full power and authority to conduct its business.

2.        It has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by the Advisor has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of the Advisor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. The Advisor is not in violation of its certificate of formation or operating agreement or in default under any agreement or instrument the effect of which violation or default would be material to the Advisor. None of: (i) the execution and delivery by the Advisor of this Agreement; (ii) the consummation by the Advisor of any of the transactions herein or therein contemplated; and (iii) the compliance by the Advisor with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the certificate of formation or operating agreement of the Advisor or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any agreement or instrument to which the Advisor is a party or by which it is bound or, to the knowledge of the Advisor, any statute, order or regulation applicable to the Advisor of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Advisor. The Advisor is not a party to, bound by or in breach or violation of any agreement or instrument or, to the knowledge of the Advisor, subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect: (i) the ability of the Advisor to perform its obligations under this Agreement; or (ii) the business, operations, financial conditions, properties or assets of the Advisor.

3.        There are no actions or proceedings against, or investigations of, the Advisor pending or, to the knowledge of the Advisor, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by the Advisor of its obligations under, or the validity or enforceability of, this Agreement.

4.        It will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

VIII.	Termination

A.          The initial term of this Agreement shall be five (5) years commencing on the Effective Date unless terminated earlier as follows:

1.        By either Servicer, Customer or Advisor, after having given the other parties at least 90 days advance written notice of its intent to terminate, except in the event of a company liquidation which shall require 180 days advance written notice; or

2.        In the event that Servicer shall fail to perform material services hereunder and such failure may result in a material adverse effect on Customer’s business, Customer may terminate this Agreement immediately on written notice to Servicer.

B.          In the event that this Agreement is terminated, regardless of the reason for such termination, Servicer agrees to cooperate with Customer to provide for an orderly transfer of functions to the successor service provider.

C.          In the event that this Agreement is terminated due to a liquidation of either CCM or Customer, partial services and pricing will extend through October of the year following the year in which the liquidation of either party took place. The services performed and fees assessed between the time of liquidation of either Customer or CCM and that final October date are detailed in Exhibit D. In the event another party becomes a successor in interest to Customer, that party shall pay the Servicer for any services performed in Exhibit D until the successor in interest has commenced performing the functions described in Exhibit D.

IX.	Survival of Terms

The provisions of the last sentence of Section I. D., and Sections V and VI shall survive any termination of this Agreement.

X.	Notices

Unless otherwise provided herein, all notices or other communications under this Agreement must be in writing and signed by an authorized officer (or such other persons as a party shall specify in written notice to the other parties).

All such notices shall be deemed given and received when delivered by hand or facsimile transmission, or placed in the mails addressed to the other parties, first class registered mail, at the parties’ addresses set forth on the signature page hereof.

XI.	No Waiver of Non-Compliance

No failure of any party hereto to exercise any power or right granted hereunder or to insist upon strict compliance by a party of any obligation hereunder, and no custom or practice of any party with regard to the terms of performance hereof, shall constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

XII.	Assignment

Except for the assignment by CCM (i) to a successor corporation upon the merger or consolidation of CCM, (ii) to an affiliate of CCM, or (iii) upon the sale of all or substantially all of CCM’s business of providing services similar to the Services, this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto.

XIII.	Successors; Governing Law

This Agreement shall be binding upon the successors and permitted assigns of the Parties hereto and shall be governed by the laws of the State of Florida.

XIV.	Severability

In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the Parties.

XV.	Use of CCM’s Name

Customer shall obtain the prior written consent of CCM for any reference to CCM or to services to be furnished by CCM in any communication or document; provided that CCM shall have no responsibility or liability for the content of any such communication or document.

XVI.	Headings

The section and paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

XVII.	Counterparts

This Agreement may be signed in multiple counterparts, in which event such counterparts when taken together shall constitute an entire agreement.

XVIII.	Amendment; Entire Agreement

No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon Servicer, Customer or Advisor unless made in writing and duly signed by authorized officers of each of Servicer, Customer and Advisor. This Agreement contains the entire understanding between the Parties and all prior or contemporaneous correspondence, conversations or memoranda are merged in, replaced by and without effect on this Agreement.

Signatures on next page

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

CNL Capital Markets Corp.		Macquarie CNL Global Income Trust, Inc.

By: /s/ Jeffrey Shafer		By: /s/ Mark D. Mullen

Name: Jeffrey Shafer		Name:	Mark D. Mullen

Title: President		Title:	Senior Vice President

Address:	CNL Center at City Commons	Address:	CNL Center at City Commons
	450 South Orange Avenue		450 South Orange Avenue
	Orlando, Florida 32801		Orlando, Florida 32801

Macquarie CNL Global Income Advisors, LLC

By: /s/ Mark D. Mullen

		Name:	Mark D. Mullen

		Title:	Senior Vice President

		Address:	CNL Center at City Commons
450 S. Orange Avenue
Orlando, Florida 32801

EXHIBIT A

The Services Provided by CCM

—	Answer and resolve all incoming administrative calls from Broker/Dealers and Financial Advisors
—	Negotiate and set up Interactive Voice Response strategy & call flows
—	Respond to incoming phone calls, e-mails, faxes and mail correspondence relating to administrative services
—	Transfer Agent facilitation, liaison & oversight
¡	Contract, pricing and Service Level Agreement negotiation and oversight of transfer agents, technology vendors, telephone vendors, printers, statement companies, DTCC, custodians, etc.
¡	Investor-custodian calls oversight
¡	Distributions processing oversight
¡	Commissions processing oversight
¡	Rescissions processing oversight
¡	Redemptions processing oversight, if applicable
¡	Deposits processing oversight
¡	Ownership transfer and secondary market oversight, if applicable (tracking trends, unusual activity, etc.)
¡	Tax form generation oversight (printing, mailing, re-prints, electronic availability)
¡	Vision, FAN Web (websites) and FAN Mail oversight & development (Financial Advisor and Investor transactional websites)
¡	Statements coordination and oversight (distributions, confirmations, etc.)
¡	Invoice reconciliation from various vendors (confirming that they are adhering to the contracted pricing and terms)
¡	Oversight and approval of foreign investors
¡

New product / subsequent offering set up as it pertains to systems, technologies, forms creation and updates, etc., including communication and/or facilitating approval of these documents with the transfer agent

—	Facilitate, but not undertake, Customer and Advisor oversight of:
¡	Transfer agent compliance and regulatory issues (SEC, FINRA, OFAC, Privacy Acts, Electronic Transactions Act, NASAA)
¡	Blue Sky matters (including communication and reporting to prevent blue sky violations)
—	Internal & External Client Services Training: training on processes and procedures
—	Outbound Research & Problem Resolution Calls (as it pertains to not-in-good-order (NIGO) issues)
—

Responding to all escalated issues except the issues that are resolved by the Issuer/Advisor as described on Exhibit B attached hereto (as referred by Boston Financial Data Services, Inc. (BFDS)) including but not limited to:

¡	Investor, Broker/Dealer and Financial Advisor phone calls
¡	New business and maintenance issues and cures
¡	Lost shareholder / escheatment
¡	TIN certifications / IRS B & C notices

—	Vision and CNL Securities Corp. website log-in’s and trouble-shooting Custodian, Broker/Dealer, and Clearing Firm liaison & services – set up, problem-resolution, reports, reconciliations, etc.
—	Executive Management & Ad-hoc reports
—	Investor & Financial Advisor communication generation and consultation
—	Systems enhancement / development facilitation and consultation
—	Development and maintenance of a data bridge for sales and tax reporting
—	Negotiate and continue oversight of custodial accounts and /or escrow arrangements
—	Marketing Distribution Center services (remitting materials to Financial Advisors or Conventions including prospectus packets, articles packets and promotional items)
—	Assistance and support of special events (liquidations, listing, etc.)

EXHIBIT B

Customer Service Escalations to Issuer and Officer of Named Advisor

•	Redemptions of trusts due to death

•	Legal requests

•	Requests for shareholder lists

•	Redemption requests when forms are received after the deadline

•	Rescission requests

•	Foreign investor approvals

•	Questionable resales

•	Some transfers requiring legal back up

•	Redemptions due to disability

EXHIBIT C

Fee Schedule

—	Initial charge of $4.57 per investor

—	Annual charge of $19.20 per investor ($1.60 per month)

EXHIBIT D

Post-liquidation Services and Pricing

Termination: October 31 of the year following the year of the liquidating event

Post-liquidation Event Services

¡	(Pre and post-merger) Consultation and facilitation of migrating from a directly held investment to liquidation.
¡	Check void and reissue requests
¡	ACH issues
¡	Processing returned mail - investors coded “lost”
¡	Transfer of Escheatment file
¡	Incoming paperwork including address changes, or other changes or inquires
¡	Requests for Date of Death Values letters for occurrences prior to liquidation
¡	Requests for transfer of asset; resolution of transfer issues
¡	Requests for balance of shares at the time of the liquidating event
¡	Requests for duplicate investor purchase and/or distribution statements
¡	Requests for duplicate financial advisor distribution reports
¡	Corrections for custodial issues. Required research and updating investor’s accounts.
¡	Requests for Tax Information – explanation of tax consequences, duplicate 1099’s, tax basis questions/information
¡	Requests for withholding issues; Tax Identification Number issues,
¡	Ownership type disputes (impacts tax reporting)
¡	Providing historical investor data (prior to event) - including ownership, distribution history, tax records, address information, registration, etc.
¡	Consultation regarding website
¡	Field calls from Financial Advisors to assist investors with post-event questions.
1.	Provide historical distribution information for investors.
2.	Direct individuals to sources of information.
3.	Walk through the transaction and provide information where gaps exist.

Pricing

¡

All pass-though DST Systems, Inc./Boston Financial Data Services pricing will remain on schedule as of the date of the liquidating event through April 30 of the year following the year of the liquidating event.

¡	CCM pricing will remain on schedule as of the date of the liquidating event through the first 90 days past said event.
¡	At 90 days pricing will be reduced to $ per investor (at a negotiated charge) based on the investor count as of the date of the liquidating event.